Exhibit  23.2

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in the registration statements of Great Lakes Dredge & Dock Corporation (the “Company”) on Form S-3 (File No. 333-153207) and Form S-8 (File No. 333-150067) of our report dated February 2, 2009, on our audits of the consolidated financial statements of Amboy Aggregates (A Joint Venture) and Subsidiary as of December 31, 2008 and 2007, and for the years ended December 31, 2008, 2007 and 2006, which report is included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.

/s/ J.H. Cohn LLP

Roseland, New Jersey

March 11, 2009